Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
June 22, 2010	President and CEO -or-
Pamela M. Gregio
Investor Relations
Phone: 412/364-1913

WVS FINANCIAL CORP. RANKED IN THE TOP 200 COMMUNITY BANKS

WVS Financial Corp. (NASDAQ: WVFC) announced today that it was ranked 141 in the Top 200 Community Banks in the June 2010 issue of U S Banker Magazine. The ranking was based on a 9.43% 3-Year Average Return On Equity (ROE).

President and Chief Executive Officer David J. Bursic commented: “The Board and Employees are pleased to again be recognized by U S Banker Magazine. We will continue to provide banking services to our host communities and a competitive rate of return to our shareholders.”

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC insured savings bank which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

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